Exhibit 12.1

Southwestern Electric Power Company
Ratio of Earnings to Fixed Charges
For Years Ended December 31,

                             1999       1998       1997        1996       1995
                           -----------------------------------------------------
                                        (thousands, except ratios)

Operating income           $147,524   $150,787    $139,409   $138,083  $162,776
Adjustments:
  Income taxes               55,343     62,595      44,396     32,931    41,131
  Provision for deferred
    income taxes            (17,098)   (11,850)     (2,244)     2,849     6,287
  Deferred investment tax
    credits                  (4,565)    (4,631)     (4,662)    (4,730)   (4,786)
  Charges for investments
    and plant development
    costs, net of tax            --         --        (483)   (21,815)       --
  Other income and
    deductions               (2,000)     1,115       3,578        312       178
  Allowance for borrowed
    and equity funds used
    during construction        1,984     2,687       2,156      2,423     9,334
  Interest portion of
    financing leases             335       598       1,194      1,514     1,896
                           -----------------------------------------------------
        Earnings            $181,523  $201,301    $183,344   $151,567  $216,816
                           =====================================================


Fixed charges:
  Interest on long-term debt $38,380   $39,233     $40,440    $44,066   $44,468
 Distributions on Trust
    Preferred Securities       8,662     8,662       5,582         --        --
  Interest on short-term
    debt and other            13,800     8,591       5,736      8,381    10,706
  Interest portion of
    financing leases             335       598       1,194      1,514     1,896
                           -----------------------------------------------------
        Fixed charges        $61,177   $57,084     $52,952    $53,961   $57,070
                           =====================================================


Ratio of earnings to fixed
    charges                     2.97      3.53        3.46       2.81      3.80